SERVICE AGREEMENTS BETWEEN AEGIS VALUE FUND, INC.
                       AND UMB FUND SERVICES, INC.



                        TRANSFER AGENCY AGREEMENT


     THIS TRANSFER AGENCY AGREEMENT is made as of this 14th day of August, 2006, by and between Aegis Value Fund, Inc., a Maryland corporation (the
Fund), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (UMBFS).

RECITALS:

     WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended; and

     WHEREAS, the Fund desires to retain UMBFS to render certain transfer agency and dividend disbursement services, and UMBFS is willing to render such services, all in accordance with the terms of this Agreement.

AGREEMENTS:

     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

     In addition to any terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

     1.01 1940 Act shall mean the Investment Company Act of 1940, as amended from time to time.

     1.02 AML Laws shall mean the rules promulgated under Sections 326 and 352 of the USA PATRIOT Act.

     1.03 Authorized Person shall mean any individual who is authorized to provide UMBFS with Instructions and requests on behalf of the Fund, whose name shall be certified to UMBFS from time to time pursuant to Section 8.01 of this Agreement.

     1.04   Board of Directors shall mean the Board of Directors of the Fund.

     1.05 Custodian shall mean the financial institution appointed as custodian under the terms and conditions of the custody agreement between the financial institution and the Fund, or its successor.

     1.06 Articles of Incorporation shall mean the Articles of Incorporation or other similar operational document of the Fund, as the case may be, and as the same may be amended from time to time.

     1.07 Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

     1.08 Fund Business Day shall mean each day on which the New York Stock Exchange, Inc. is open for trading.

     1.09 Instructions shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by UMBFS. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

     1.10 Prospectus shall mean the current Prospectus and Statement of Additional Information of the Fund (including any applicable supplement) actually received by UMBFS from the Fund.

     1.11 Securities Act shall mean the Securities Act of 1933, as amended from time to time.

     1.12 Shares shall mean such shares of common stock, or class thereof, of the Fund as may be issued from time to time.

     1.13   Shareholder shall mean a record owner of Shares of the Fund.

ARTICLE II

APPOINTMENT OF TRANSFER AGENT

     2.01 Appointment. The Fund hereby appoints UMBFS as transfer agent and dividend disbursing agent of all the Shares of the Fund during the term of this Agreement. UMBFS hereby accepts such appointment as transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.


     2.02   Duties.

       A. UMBFS shall perform the transfer agent and dividend disbursement services described on Schedule A hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule A (collectively, the Services). UMBFS shall have no duties or responsibilities other than those specifically set forth in this Agreement, and no covenant or obligation to carry out any other duties or responsibilities shall be implied in this Agreement against UMBFS.

       B. UMBFS may, in its discretion, appoint other parties to carry out some or all of its responsibilities under this Agreement.

	2.03	Deliveries.

       A. In connection with UMBFS appointment as transfer agent and dividend disbursing agent, the Fund shall deliver or cause the following documents to be delivered to UMBFS:

           (1) A copy of the Articles of Incorporation and By-laws of the Fund and all amendments thereto, certified by the Secretary of the Fund;

           (2) A certificate signed by the President and Secretary of the Fund specifying the number of authorized Shares and the number of such authorized Shares issued and currently outstanding, if any, the validity of the authorized and outstanding Shares, whether such Shares are fully paid and non-assessable, and the status of the Shares under the Securities Act and any other applicable federal law or regulation;

           (3) A certified copy of the resolutions of the Board of Directors of the Fund appointing UMBFS as transfer agent and dividend disbursing agent and authorizing the execution of this Transfer Agency Agreement on behalf of the Fund;

           (4) Copies of the Fund s Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Fund with the Securities and Exchange Commission under the Securities Act and the
1940 Act, together with any applications filed in connection therewith;	and

           (5) The certificate required by Section 8.01 of this Agreement, signed by an officer of the Fund and designating the names of the Fund s initial Authorized Persons.

           (6) A certificate as of a date to be determined by the parties certifying that all accounts have been reconciled through that date as provided in Section 5.01(G)(1).

       B. The Fund agrees to deliver or to cause to be delivered to UMBFS in Milwaukee, Wisconsin, at the Fund s expense, all of its Shareholder account records in a format acceptable to UMBFS, as well as all other documents, records and information that UMBFS may reasonably request in order for UMBFS to perform the Services hereunder.

ARTICLE III

COMPENSATION & EXPENSES

     3.01 Compensation. As compensation for the performance of the Services, the Fund agrees to pay UMBFS the fees set forth on Schedule B attached hereto. Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to by the parties from time to time. The parties may amend Schedule B to include fees mutually agreed upon by the parties for any additional services requested by the Fund, or enhancements to current Services.

     3.02 Expenses. The Fund also agrees to promptly reimburse UMBFS for all out-of-pocket expenses or disbursements incurred by UMBFS in connection with the performance of Services under this Agreement. Out-of-pocket expense shall include, but not be limited to, those items specified on Schedule B hereto. If requested by UMBFS, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven days prior to the anticipated mail date. In the event UMBFS requests advance payment, UMBFS shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

     3.03   Payment Procedures.

       A. The Fund agrees to pay all amounts due hereunder within thirty (30) days of the date reflected on the statement for such Services (the Due Date). Except as provided in Schedule B, UMBFS shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by UMBFS). UMBFS may, at its option, arrange to have various service providers submit invoices directly to the Fund for payment of reimbursable out-of-pocket expenses.

       B. The Fund is aware that its failure to remit to UMBFS all amounts due on or before the Due Date will cause UMBFS to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that UMBFS does not receive any amounts due hereunder by the due date, the Fund agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Fund shall pay UMBFS s reasonable attorney s fees and court costs if any amounts due UMBFS are collected by or through an attorney. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Fund s late payment. Acceptance of such late charge shall in no event constitute a waiver by UMBFS of the Fund s default or prevent UMBFS from exercising any other rights and remedies available to it.

       C. In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify UMBFS in writing of any disputed charges which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which UMBFS provides to the Fund documentation which an objective observer would agree reasonably supports the disputed charges (the Revised Due Date). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

     3.04 Allocation of Risk. The Fund acknowledges that the fees charged by UMBFS under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations on liability in Article IX.

ARTICLE IV

PROCESSING AND PROCEDURES

     4.01   Issuance, Redemption and Transfer of Shares

       A. UMBFS agrees to accept purchase orders and redemption requests with respect to the Shares of the Fund via postal mail, telephone or personal delivery on each Fund Business Day in accordance with the Fund s Prospectus; provided, however, that UMBFS shall only accept purchase orders from states in which the Shares are qualified for sale, as indicated from time to time by the Fund. UMBFS shall, as of the time at which the net asset value of the Fund is computed on each Fund Business Day, issue to and redeem from the accounts specified in a purchase order or redemption request in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the net asset value per Share of the Fund specified in an advice received on such Fund Business Day from or on behalf of the Fund. UMBFS shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with the issuance of any Shares in accordance with this Agreement. UMBFS shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and UMBFS shall be entitled to rely upon such written notification. Payment for Shares shall be in the form of a check, wire transfer, Automated Clearing House transfer or such other methods to which the parties shall mutually agree.

       B. Upon receipt of a redemption request and monies paid to it by the Custodian in connection with a redemption of Shares, UMBFS shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund s redemption and payment procedures described in the Prospectus.

       C. Except as otherwise provided in this paragraph, UMBFS will transfer or redeem Shares upon presentation to UMBFS of instructions endorsed for exchange, transfer or redemption, accompanied by such documents as UMBFS deems necessary to evidence the authority of the person making such transfer or redemption. UMBFS reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement or instructions are valid and genuine. For that purpose, it will require, unless otherwise instructed by an Authorized Person or except as otherwise provided in this paragraph, a guarantee of signature by an Eligible Guarantor Institution as that term is defined by SEC Rule 17Ad-15. UMBFS also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which UMBFS, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such transfer or redemption. UMBFS may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Fund in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, UMBFS shall be fully protected by the Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption, exchange or transfer of Shares whenever UMBFS reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures described in the Prospectus.

       D. Notwithstanding any provision contained in this Agreement to the contrary, UMBFS shall not be required or expected to require, as a condition to any transfer or redemption of any Shares pursuant to a computer tape or electronic data transmission, any documents to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

       E. In connection with each purchase and each redemption of Shares, UMBFS shall send such statements as are prescribed by the Federal securities laws applicable to transfer agents or as described in the Prospectus. It is understood that certificates for Shares have not been and will not be offered by the Fund or available to investors.

       F. UMBFS and the Fund shall establish procedures for effecting purchase, redemption or transfer transactions accepted from investors by telephone or other methods consistent with the terms of the Prospectus. UMBFS may establish such additional procedures, rules and regulations governing the purchase, redemption or transfer of Shares, as it may deem advisable and consistent with the Prospectus and industry practice. UMBFS shall not be liable, and shall be held harmless by the Fund, for its actions or omissions which are consistent with the foregoing procedures.

       G. The Fund agrees to provide UMBFS with prior notice of any increase or decrease in the total number of Shares authorized to be issued, or the issuance of any additional Shares of the Fund pursuant to stock dividends, stock splits, recapitalizations, capital adjustments or similar transactions, and to deliver to UMBFS such documents, certificates, reports and legal opinions as UMBFS may reasonably request.

     4.02   Dividends and Distributions.

       A. The Fund shall give or cause to be given to UMBFS a copy of a resolution of its Board of Directors, that either:

        (i) sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to UMBFS on such payment date, or

       (ii) authorizes the declaration of dividends and distributions on a daily or other periodic basis and further authorizes UMBFS to rely on a certificate of an Authorized Person setting forth the information described in subsection (i) of this paragraph.

       B. In connection with a reinvestment of a dividend or distribution of Shares of the Fund, UMBFS shall as of each Fund Business Day, as specified in a certificate or resolution described in paragraph A, issue Shares of the Fund based on the net asset value per Share of the Fund specified in an advice received from or on behalf of the Fund on such Fund Business Day.

       C. Upon the mail date specified in such certificate or resolution, as the case may be, the Fund shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of UMBFS on behalf of the Fund, an amount of cash sufficient for UMBFS to make the payment, as of the mail date specified in such certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. UMBFS will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders as of the record date. UMBFS shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph. If UMBFS shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of the Fund as of the record date, UMBFS shall, upon notifying the Fund, withhold payment to such Shareholders until sufficient cash is provided to UMBFS.

       D. It is understood that UMBFS in its capacity as transfer agent and dividend disbursing agent shall in no way be responsible for the determination of the rate or form of dividends or capital gain distributions due to the Shareholders pursuant to the terms of this Agreement. It is further understood that UMBFS shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent, required by applicable federal law.

     4.03   Records.

       A. UMBFS shall keep those records specified in Schedule C hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. UMBFS shall only destroy records at the direction of the Fund, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30). UMBFS may deliver to the Fund from time to time at UMBFS s discretion, for safekeeping or disposition by the Fund in accordance with law, such records, papers and documents accumulated in the execution of its duties as transfer agent, as UMBFS may deem expedient, other than those which UMBFS is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required. To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule C hereto maintained by UMBFS, which have not been previously delivered to the Fund pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Fund, shall be made available upon request for inspection by the officers, employees, and auditors of the Fund, and shall be delivered to the Fund promptly upon request and in any event upon the date of termination of this Agreement, in the form and manner kept by UMBFS on such date of termination or such earlier date as may be requested by the Fund. Notwithstanding anything contained herein to the contrary, UMBFS shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.

       B. UMBFS agrees to keep all records and other information relative to the Fund s Shareholders confidential, not to use such information other than for purposes of fulfilling its duties under the Agreement and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process, or (ii) when requested by a Shareholder or Shareholder s agent with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest or (iii) when requested by the Fund, the Shareholder, the Shareholder s agent or the dealer of record with respect to such account, or (iv) to seek to prevent fraud and/or money laundering by providing certain shareholder information to other financial institutions, or (v) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or (vi) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which UMBFS received the information. In case of any requests or demands for inspection of the records of the Fund, UMBFS will notify the Fund promptly of such request or demand and endeavor to secure instructions from a representative of the Fund as to such inspection. Records and information which have become known to the public through no wrongful act of UMBFS or any of its employees, agents or representatives, and information which was already in the possession of UMBFS prior to receipt thereof, shall not be subject to this paragraph.

       C. UMBFS acknowledges that the Fund s non-public information, including but not limited to portfolio holdings information (Non-public Information) is the confidential property of the Fund. UMBFS agrees that during the term of this Agreement, it shall maintain policies reasonably designed to prohibit the dissemination or use of the Non-public Information by UMBFS or its employees, affiliates, subsidiaries, parent, officers, directors, advisors and contractors (Representatives), except as provided in this Agreement. In any event, neither UMBFS nor its Representatives shall engage in securities transactions based on Non-public Information or knowledge of the Fund s trading position or plans.

     4.04   Compliance Policies and Procedures.

     UMBFS shall provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance policies and procedures (Compliance Policies and Procedures). UMBFS shall also provide the Fund with ongoing, direct and prompt access to UMBFS compliance personnel and cooperate with the Fund s Chief Compliance Officer in order to provide assistance to the Fund in carrying out its obligations under Rule 38a-1 of the 1940 Act (Rule 38a-1).

     UMBFS shall provide the Fund s Chief Compliance Officer promptly with any material changes to its Compliance Policies and Procedures. UMBFS shall notify the Fund promptly in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to its Compliance Policies and Procedures and will cooperate with the Fund in providing the Fund with periodic and special reports in the event any Material Compliance Matter occurs. A Material Compliance Matter has the same meaning as the term is defined in Rule 38a-1, and includes any compliance matters that involve: (1) a violation of the Federal Securities Laws by UMBFS (or its officer, directors, employees, or agents); (2) a violation of its Compliance Policies and Procedures; or (3) a weakness in the design or implementation of its Compliance Policies and Procedures.

     UMBFS (and anyone acting under the direction of UMBFS) shall refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Fund s Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

ARTICLE V

REPRESENTATION AND WARRANTIES

     5.01 Representations of Fund. The Fund represents and warrants to UMBFS that:

       A. It is a corporation duly incorporated and existing under the laws of the State of Maryland; it is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

       B. Any officer of the Fund has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of such Authorized Persons.

       C.  It is duly registered as an investment company under the 1940 Act.

       D. A registration statement under the Securities Act is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to Shares of the Fund being offered for sale.

       E. All outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund s Articles of Incorporation and its Prospectus, such Shares shall be validly issued, fully paid and non-assessable.

       F. All shareholder tax reporting has been completed timely and accurately, including the distribution of Forms 5498s for the 2005 tax year.

       G. (1) The Fund, and all shareholder accounts, are in balance and all accounts reconciled and current as of the date of this Agreement, (2) there are no outstanding issues relating to transfer agent activities and shareholder and Fund record keeping, including those related to shareholder accounts and transaction activity, and (3) there are no existing or potential claims, litigation or demands by shareholders or others relating to the Fund or its officers or Directors, except as disclosed in writing and dated as of the date of this Agreement to UMBFS.

     5.02 Representations of UMBFS. UMBFS represents and warrants to the Fund that:

       A. It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

       B. It is duly registered as a transfer agent under Section 17A of the 1934 Act to the extent required.

       C. It has received a copy of the Fund s Prospectus which describes how sales and redemptions of Shares shall be made.

       D. It has an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Fund, UMBFS shall provide evidence that coverage is in place.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

     6.01 Information Updates. During the term of this Agreement the Fund shall have the ongoing obligation to provide UMBFS with the following documents as soon as they become effective: (i) certified copies of all amendments to its Articles of Incorporation and By-laws made after the date of this Agreement; and
(ii) a copy of the Fund s currently effective Prospectus. For purposes of this Agreement, UMBFS shall not be deemed to have notice of any information contained in any such Prospectus until 10 business days after it is actually received by UMBFS.

     6.02 Share Qualification. The Fund agrees to take or cause to be taken all requisite steps to qualify the Shares for sale in all states in which the Shares shall at the time be offered for sale and require qualification. If the Fund receives notice of any stop order or other proceeding in any such state affecting such qualification or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Fund will give prompt notice thereof to UMBFS.

     6.03 Compliance with Laws. The Fund will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations. To the extent applicable to the Services it provides to the Fund, UMBFS will comply with all applicable requirements of the Securities Act, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations.

     6.04 Additional Duties. The Fund agrees that it shall advise UMBFS at least 30 days prior to effecting any change in the Prospectus which would increase or alter the duties and obligations of UMBFS hereunder, and, except as otherwise required by law, shall proceed with such change only if it shall have received the written consent of UMBFS thereto.

     6.05 Transfer Agent System. UMBFS shall retain all right, title and interest in and any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by UMBFS in connection with the Services provided by UMBFS to the Fund hereunder.

     6.06 Disaster Recovery and Business Continuity Plan and Computer System. UMBFS shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Fund s reasonable request, UMBFS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services hereunder.

ARTICLE VII

AML DELEGATION

     7.01 Background. In order to assist its transfer agent clients with their anti-money laundering responsibilities under the AML Laws, UMBFS offers various tools designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity, assist in the verification of persons opening accounts with the Fund and determine whether such persons appear on any list of known or suspected terrorists or terrorist organizations. The Fund has, after review, selected various procedures and tools offered by UMBFS to comply with its anti-money laundering and customer identification program obligations under the AML Laws (the AML Procedures), and desires to implement the AML Procedures as part of its overall anti-money laundering program and, subject to the terms of the AML Laws, delegate to UMBFS the day-to-day operation of the AML Procedures on behalf of the Fund.

     7.02 Delegation. The Fund acknowledges that it has had an opportunity to review, consider and comment upon and select the AML Procedures and the Fund has determined that they, as part of the Fund s overall anti-money laundering program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the AML Laws. Based on this determination, the Fund hereby instructs and directs UMBFS to implement the AML Procedures on its behalf, as such may be amended or revised from time to time. The AML Procedures apply only to shareholders who are residents of the United States.

     7.03 Amendment to Procedures. It is contemplated that the AML Procedures will be amended from time to time by the parties as directed by the Fund based on its experience in the operation of the AML Procedures and/or as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund s anti-money laundering responsibilities.

     7.04 Reporting. UMBFS agrees to provide to the Fund (i) prompt notification of any transaction or combination of transactions that UMBFS believes, based on the AML Procedures, evidence money laundering activity in connection with the Fund or any shareholder of the Fund, (ii) any reports received by UMBFS from any government agency or applicable industry self-regulatory organization pertaining to UMBFS s anti-money laundering monitoring on behalf of the Fund as provided in this Article VII, (iii) any action taken in response to anti-money laundering violations as described in (i) or (ii) and
(iv) an annual report of its monitoring and verification activities on behalf of the Fund. UMBFS shall provide such other reports on the verification activities conducted at the direction of the Fund as may be agreed to from time to time by UMBFS and the Fund s anti-money laundering compliance officer.

     7.05 Inspection. The Fund hereby directs, and UMBFS acknowledges, that UMBFS shall (1) permit federal regulators access to such information and records maintained by UMBFS and relating to UMBFS s implementation of the AML Procedures on behalf of the Fund, as they may request, and (2) permit such federal regulators to inspect UMBFS s implementation of the AML Procedures on behalf of the Fund.

ARTICLE VIII

FUND INSTRUCTIONS

     8.01 Authorized Persons. Upon the execution of this Agreement, the Fund shall provide UMBFS with a certificate containing the names of the initial Authorized Persons in a form acceptable to UMBFS. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by UMBFS) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to UMBFS the names of the Authorized Persons from time to time. The Fund shall provide UMBFS with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood UMBFS shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Fund.

     8.02 Acceptance of Instructions. UMBFS, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Fund only if such representative is an Authorized Person. The Fund agrees that when oral Instructions are given, it shall, upon the request of UMBFS, confirm such Instructions in writing.

     8.03 Request for Instructions. At any time, UMBFS may request Instructions from the Fund with respect to any matter arising in connection with this Agreement. If such Instructions are not received within a reasonable time, then UMBFS may seek advice from legal counsel for the Fund at the expense of the Fund, or its own legal counsel at its own expense, and it shall not be liable for any action taken or not taken by it in good faith in accordance with such Instructions or in accordance with advice of counsel.

ARTICLE IX

LIMITATION OF LIABILITY; INDEMNIFICATION

     9.01 Limitation of Liability. Notwithstanding anything contained in this Agreement to the contrary, UMBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from UMBFS s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by UMBFS of its obligations and duties under this Agreement. Furthermore, UMBFS shall not be liable for (1) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by UMBFS from an officer or representative of the Fund or from a representative of any of the parties referenced in Section 11.08, or
(2) any action taken or omission by the Fund, investment adviser(s) or any past or current service provider other than UMBFS s affiliates, except to the extent such action or omission by the Fund resulted from UMBFS s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by UMBFS of its obligations and duties under this Agreement.

     9.02   Indemnification.

       A. The Fund agrees to indemnify and hold harmless UMBFS, its employees, agents, officers, directors, affiliates and nominees (each an UMBFS Indemnified Party) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character (a
Claim, and collectively Claims) which may be asserted against or incurred by any UMBFS Indemnified Party or for which any UMBFS Indemnified Party may be held liable arising out of or in any way relating to any of the following:

     (i) any action or omission of UMBFS except to the extent a Claim resulted from UMBFS s willful misfeasance, bad faith, negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder;

     (ii) UMBFS s reliance on, implementation of, or use, without investigation or verification, of information, data, records and documents received by UMBFS from the Fund, or from a representative of any of the parties referenced in
Section 11.08, or any third party acting on behalf of the Fund;

     (iii) the reliance on, or the implementation of, any Instructions or any other advice, instructions, requests or directions of the Fund or from a representative of any of the parties referenced in Section 11.08, or any third party acting on behalf of the Fund;

     (iv) UMBFS s acting upon telephone or electronic instructions relating to the purchase, exchange or redemption of Shares received by UMBFS in accordance with procedures established by UMBFS and the Fund;

     (v) any action taken by or omission of the Fund, investment adviser or sub-adviser(s) or any past or current service provider other than UMBFS s affiliates;

     (vi) the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares unless the result of UMBFS s or its affiliates willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of UMBFS s or its affiliates willful misfeasance, bad faith or negligence); or

     (vii) the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

       B. UMBFS agrees to indemnify and hold harmless the Fund, its employees, agents, officers, directors, affiliates and nominees (each, a Fund Indemnified Party) from and against any and all Claims arising out of or in any way relating to UMBFS s willful misfeasance, bad faith or negligence in the performance of its duties, or reckless disregard of its obligations and duties as set forth in the Agreement.

     9.03   Indemnification Procedures.

       A. Any person seeking indemnification under this Agreement (the Indemnified Party) from or against the assertion of any claim by a third party will give prompt notice to the party from whom such indemnification is sought (the Indemnifying Party); provided, however, that failure to give prompt notice will not relieve the Indemnifying Party of any liability hereunder (except when the Indemnifying Party suffers actual material prejudice in the defense of the claim or increased liability for damages by reason of such failure). The Indemnifying Party and the Indemnified Party will cooperate in the defense or prosecution of any third party claims. The Indemnifying Party shall assume and will have control over the defense and/or settlement of the claim; provided that
(i) defense counsel retained by the Indemnifying Party shall be reasonably satisfactory to the Indemnified Party, and (ii) subject to such control, the Indemnified Party may participate in such defense with counsel of its choosing at its own expense. Neither the Indemnifying Party nor the Indemnified Party will enter into any settlement of any such claim or legal proceeding relating thereto without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

     The obligations of the parties under the Sections 9.02 and 9.03 shall survive the termination of this Agreement.

     9.04 Force Majeure. Notwithstanding the foregoing or any other provision of this Agreement, UMBFS assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by a Force Majeure Event or by an event beyond its reasonable control with respect to computer or equipment failures. A Force Majeure Event is an act of civil or military authority, an act of God or war, terrorism, civil disorder or disturbance, riot, labor dispute, or an act or omission of another party. In the event of a Force Majeure Event or an event beyond its reasonable control with respect to computer or equipment failures, UMBFS shall follow applicable procedures in its disaster recovery and business continuity plan and use commercially reasonable efforts to minimize any service interruption.

     9.05 Consequential Damages. In no event and under no circumstances shall UMBFS, its affiliates or any of its or their officers, directors, agents or employees be liable to anyone, including, without limitation, the Fund, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

     9.06 Additional Limitations and Exclusions. Notwithstanding any other provision of this Agreement, UMBFS shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

     (a) The legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Fund, as the case may be, to request such sale or issuance;

     (b) The legality of a transfer of Shares or of a purchase or redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Fund, as the case may be, to request such transfer or redemption;

     (c) The legality of the declaration of any dividend by the Fund, or the legality of the issue of any Shares in payment of any stock dividend; or

     (d)  The legality of any recapitalization or readjustment of Shares.

ARTICLE X

TERM AND TERMINATION

     10.01 Term. This Agreement shall become effective as of the date this Agreement is executed. This Agreement shall continue in effect with respect to the Fund until terminated as provided herein.

     10.02   Termination.

     (a) Either party may terminate this Agreement at any time by giving the other party a written notice not less than sixty (60) days prior to the date the termination is to be effective. In the event such notice is given by the Fund pursuant to Section 10.02, it shall be accompanied by a copy of a resolution of the Board of Directors of the Fund certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by UMBFS, the Fund shall on or before the termination date, deliver to UMBFS a copy of a resolution of its Board of Directors certified by the Secretary or any Assistant Secretary designating a successor transfer agent or transfer agents. In the absence of such designation by the Fund, the Fund shall be deemed to be its own transfer agent as of the termination date and UMBFS shall thereby be relieved of all duties and responsibilities pursuant to this Agreement. Fees and out-of-pocket expenses incurred by UMBFS, but unpaid by the Fund upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

     10.03 Effect of Termination. Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of the Fund, UMBFS shall deliver the records of the Fund, in a form that is consistent with UMBFS s applicable license agreements, to the Fund or person(s) designated by the Fund at the Fund s cost and expense, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Fund shall be responsible to UMBFS for all costs and expenses associated with the preparation and delivery of such media and all reasonable trailing expenses incurred by UMBFS, including, but not limited to: (a) out-of-pocket expenses; (b) any custom programming requested by the Fund in connection with the preparation of such media and agreed upon by UMBFS; (c) transportation of forms and other materials used in connection with the processing of Fund transactions by UMBFS; and (d) transportation of records and files in the possession of UMBFS. In addition, UMBFS shall be entitled to such compensation as the parties may mutually agree for any services other than the preparation and delivery of such media requested by the Fund and agreed to by UMBFS in connection with the termination of this Agreement or the liquidation or merger of the Fund. UMBFS shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

ARTICLE XI

MISCELLANEOUS

     11.01 Notices. Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to UMBFS:       UMB Fund Services, Inc.
                   803 West Michigan Street, Suite A
                   Milwaukee, Wisconsin 53233
                   Attention:  General Counsel

If to the Fund:    Aegis Value Fund, Inc.
                   1100 North Glebe Road
                   Suite 1040
                   Arlington, VA  22201
                   Attention:  President

     11.02   Amendments/Assignments.

       A. Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

       B. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be transferred or assigned by either party without the written consent of the other party, except that, with respect to UMBFS, a transfer or assignment shall not be deemed to have occurred if UMBFS transfers or assigns the Agreement in connection with a transaction that does not result in a change of actual control or management of UMBFS (a Permitted Assignment). UMBFS agrees to provide to the Fund written notice of any Permitted Assignment promptly.

     11.03 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to its conflict of law provisions.

     11.04 Severability. If any part, term or provision of this Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     11.05 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

     11.06 Non-Exclusivity; Other Agreements. The services of UMBFS hereunder are not deemed exclusive and UMBFS shall be free to render similar and other services to others. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

     11.07 Captions. The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     11.08   Reliance on Information and Instructions. The Directors of the
Fund shall cause the officers, trustees, directors, investment adviser(s) and sub-advisers, legal counsel, independent accountants, custodian and other service providers and agents, past or present, for the Fund to cooperate with UMBFS and to provide UMBFS with such information, documents and advice as necessary and/or appropriate or as requested by UMBFS, in order to enable UMBFS to perform its duties hereunder. In connection with its duties hereunder, UMBFS shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to UMBFS by an officer or representative of the Fund or by any of the aforementioned persons. UMBFS shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. UMBFS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund, investment adviser(s) or service provider until receipt of written notice thereof from the Fund. As used in this Agreement, the term investment adviser includes all sub-advisers or persons performing similar services.



     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


UMB FUND SERVICES, INC.                          AEGIS VALUE FUND, INC.

By: /s/ Maureen A. Quill                         By: /s/ William S. Berno
________________________________                 _______________________________
  (Signature)                                      (Signature)

Maureen A. Quill                                 William S. Berno
________________________________                 _______________________________
  (Name)                                           (Name)

Senior Vice President                            President
________________________________                 _______________________________
  (Title)                                          (Title)

August 7, 2006                                   August 1, 2006
________________________________                 _______________________________
  (Date Signed)                                    (Date Signed)






Schedule A to the Transfer Agency Agreement by and between Aegis Value Fund and UMB Fund Services, Inc.

SERVICE SCHEDULE

* Set up and maintain shareholder accounts and records, including IRAs and other retirement accounts

* Make personal follow-up calls to prospects who return incomplete applications

* Store account documents electronically

* Receive and respond to investor account inquiries by telephone or mail, or by e-mail if the response does not require the reference to specific shareholder account information

* Process purchase and redemption orders, transfers, and exchanges, including automatic purchases and redemptions via postal mail, telephone and personal delivery, provided payment for shares is in the form of a check, wire transfer or requested Automated Clearing House transfer, or such other means as the parties shall mutually agree

* Process dividend payments by check, wire or ACH, or reinvest dividends

* Issue daily transaction confirmations and monthly or quarterly statements and other confirmable transactions in shareholder accounts

* Issue clerical confirmation statements for maintenance transactions

* Provide cost basis statements

* Mail prospectus, annual and semiannual reports, and other shareholder communications to existing shareholders

* Implement the Fund s AML Procedures as contemplated by Article VII

* File IRS Forms 1099, 5498, 1042, 1042-S and 945 with shareholders and/or the IRS

* If applicable, handle load and multi-class processing, including rights of accumulation and purchases by letters of intent

* If applicable, calculate 12b-1 plan fees

* Provide standards to structure forms and applications for efficient processing

* Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters

* Provide basic report access (one person)

* Conduct periodic Postal clean-up

* Withhold taxes on U.S. resident and non-resident alien accounts;

* Interface with Fund custodian as appropriate

The foregoing services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent UMBFS agrees to take such actions, those actions taken shall be deemed part of this service schedule.

Optional Services

The Fund may contract with UMBFS to provide one or more of the following optional services. Additional fees apply.

* UMBFS Internet services, including Adviser Services, RIA/Broker Services, Shareholder Services, NAV Services, Vision, Adviser Central and email services.

* UMBISG VRU services (per fund group)

* Shareholder welcome packages with initial confirmation

* Access to UMBFS Tax and Retirement Group to answer questions and coordinate retirement plan options

* Money market funds for short-term investment or exchanges

* Dedicated service representatives

* Weekend and holiday shareholder services

* Customized reorder form tracking

* Give dealers access through NSCC s Fund/SERV and Networking

* Customized forms and applications

* Training of adviser staff on regulatory developments

* Additional Advance Reporting Solutions licenses

* Monitor and make appropriate filings pursuant to the escheatment laws of relevant states and U.S. territories





Schedule B to the Transfer Agent Agreement by and between Aegis Value Fund and UMB Fund Services, Inc.


Fund Administration, Accounting, Custody &
Transfer Agent and Investor Services Fees


Annual Asset-Based Fee

* On the first $300 Million in assets                  10.0 basis points, and
* On assets between $300 Million and $800 Million       8.0 basis points, and
* On assets between $800 Million and $1.3 Billion       6.0 basis points, and
* On assets over $1.3 Billion                           4.0 basis points

Minimum Annual Fee

$40,000 minimum annual asset-based fee for the Fund.

The annual asset-based fee assessed does not include any optional services, out-of-pocket and other related expenses as detailed in this schedule, or which may be agreed to in writing by both parties in a subsequent document.
_____________________________


Out-of-Pocket and Other Related Expenses

Fund Administration & Accounting out-of-pocket expenses include, but are not limited to, EDGAR filing fees, research-related fees and expenses, NASDAQ fees, express delivery charges and travel on behalf of fund business. Other related expenses include pricing of portfolio securities.

*Transfer Agent and Investor Services out-of-pocket expenses include, but are not limited to, statement paper, check stock, envelopes, tax forms, retirement plan documents, postage and direct delivery charges, 22c-2 fees, telephone and long distance charges, NSCC participant charges, customer identity-check fees, P.O. box rental, year-end programming, tape/disc/inventory/record storage, toll-free number and bank account service fees.

Custody out-of-pocket expenses include, but are not limited to, security transfer fees, certificate fees, shipping/courier fees or charges, Euroclear or global custody processing fees or charges, wire transfer and check issuance charges, FDIC insurance premiums, legal review/processing of restricted and private placement securities, and options/futures processing.

*UMBFS will pay all fees and charges associated with the transfer agency conversion except for out-of-pocket expenses. However, in the event the Fund terminates the Transfer Agency Agreement within 5 years of its effective date, the Fund shall pay the following:

      Year 1: 100% of conversion costs
      Year 2: 80% of conversion costs
      Year 3: 60% of conversion costs
      Year 4: 40% of conversion costs
      Year 5: 20% of conversion costs

Transfer Agent and Investor Services Optional Services

Voice Response Unit (VRU):
      Initial set-up fee                                             $3,000
      Maintenance fee, annual                                        $1,800
      per call, each                                             $.40 per call

Advanced Reporting Solutions (ARS), annual (includes one license)    $3,500
      Costs of Additional ARS licenses:
      Additional interactive user license (per license per year)     $1,000
      Analyst named user license (per license per year)              $2,500

Shareholder Browser on-line services:
      Initial set-up fee                                             $5,000
      Maintenance fee, annual                                        $2,500
      per inquiry, each                                       $.15 per inquiry
      New account set-up, one-time                           $1.60 per account
      per transaction/account maintenance, each           $.50 per transaction

Web-based document mailings:
      Initial set-up fee                                             $1,500
      per shareholder, per mailing                                   $.10 each

Provide files to Vision or Advisor Central, per service, per month     $600

Escheatment filing (per state)       $50.00

Additional fees of $150 per hour or as quoted may apply for custom programming to meet specialized servicing requirements.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.




Schedule C to the Transfer Agent Agreement by and between Aegis Value Fund and UMB Fund Services, Inc.


RECORDS MAINTAINED BY UMBFS

Account applications

Canceled certificates plus stock powers and supporting documents

Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

Indemnity bonds for replacement of lost or missing stock certificates and checks

Liquidation, redemption, withdrawal and transfer requests including stock powers, signature guarantees and any supporting documentation

Shareholder correspondence

Shareholder transaction records

Share transaction history of the Fund








              ADMINISTRATION AND FUND ACCOUNTING AGREEMENT


     THIS AGREEMENT is made as of this 1st day of April, 2006, by and between Aegis Value Fund, Inc., a Maryland corporation (the Fund), and UMB Fund Services, Inc., a Wisconsin corporation (the Administrator).

     WHEREAS, the Fund is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act) and is authorized to issue shares of common stock (the
Shares); and

     WHEREAS, the Fund and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide administration and fund accounting services to the Fund.

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.  Appointment

	The Fund hereby appoints the Administrator as administrator and fund accountant of the Fund for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.  Services as Administrator

     (a) Subject to the direction and control of the Fund s Board of Directors and utilizing information provided by the Fund and its current and prior agents and service providers, the Administrator will provide the services listed on Schedule A hereto. The duties of the Administrator shall be confined to those expressly set forth therein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

     (b) The Directors of the Fund shall cause the officers, directors, trustees, investment adviser(s) and sub-advisers, legal counsel, independent accountants, transfer agent, custodian and other service providers and agents, past or present, for the Fund to cooperate with the Administrator and to provide the Administrator with such information, documents and advice relating to the Fund as necessary and/or appropriate or as requested by the Administrator, in order to enable the Administrator to perform its duties hereunder. In connection with its duties hereunder, the Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all instructions, advice, information or documents provided to the Administrator by an officer or representative of the Fund or by any of the aforementioned persons. The Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. The Administrator shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund, investment adviser(s) or service provider until receipt of written notice thereof from the Fund. As used in this Agreement, the term investment adviser includes all sub-advisers or persons performing similar services.

     (c) To the extent required by Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains for the Fund pursuant to its duties hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund s request. Subject to the terms of Section 6, and where applicable, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule A which are maintained by the Administrator for the Fund.

     (d) It is understood that in determining security valuations, the Administrator employs one or more pricing services, as directed by the Fund, to determine valuations of portfolio securities for purposes of calculating net asset values of the Fund. The Fund shall identify to the Administrator the pricing service(s) to be utilized on behalf of the Fund. The Administrator shall price the securities and other holdings of the Fund for which market quotations or prices are available by the use of such services. For those securities where prices are not provided by the pricing service(s) utilized by the Administrator, the Fund shall approve, in good faith, the method for determining the fair value of the securities. The Fund s investment adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to the Administrator the resulting prices for use in its calculation of net asset values. The Administrator is authorized to rely on the prices provided by such service(s) or by the Fund s investment adviser(s) or other authorized representative of the Fund without investigation or verification.

     (e) The Fund s Board of Directors and the Fund s investment adviser(s) have and retain primary responsibility for all compliance matters relating to the Fund including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT ACT of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Fund s Prospectus and Statement of Additional Information. The Administrator s monitoring and other functions hereunder shall not relieve the Board and the investment adviser of their primary day-to-day responsibility for assuring such compliance.

     (f)  The Administrator shall provide to the Fund s Chief Compliance
Officer promptly any material changes to the Rule 38a-1 Policies and Procedures. The Administrator shall cooperate with the Fund in its annual review of the Rule 38a-1 Policies and Procedures (the Annual Review), such Annual Review to be conducted by the Fund s Chief Compliance Officer to determine the adequacy of the Rule 38a-1 Policies and Procedures and the effectiveness of their implementation. The Administrator shall cooperate with the Fund in any interim reviews of the Rule 38a-1 Policies and Procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments (Interim Review). Such cooperation includes, without limitation, furnishing such certifications, sub-certifications, and documentation with respect to the Administrator s functions and responsibilities as the Fund s Chief Compliance Officer shall reasonably request from time to time and implementing changes to the Rule 38a-1 Policies and Procedures satisfactory to both the Fund s Chief Compliance Officer and the Administrator.

     The Administrator shall provide the Fund with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance policies and procedures (Compliance Policies and Procedures). The Administrator shall also provide the Fund with ongoing, direct, and prompt access to the Administrator s compliance personnel and cooperate with the Fund s Chief Compliance Officer in order to provide assistance to the Fund in carrying out its obligations under Rule 38a-1 of the 1940 Act (Rule 38a-1).

     The Administrator shall notify the Fund promptly in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to its Compliance Policies and Procedures and will cooperate with the Fund in providing the Fund with periodic and special reports in the event any Material Compliance Matter occurs. A Material Compliance Matter has the same meaning as the term is defined in Rule 38a-1, and includes any compliance matters that involve: (1) a violation of the Federal Securities Laws by the Administrator (or its officer, directors, employees, or agents); (2) a violation of its Compliance Policies and Procedures; or (3) a weakness in the design or implementation of its Compliance Policies and Procedures.

     The Administrator (and anyone acting under the direction of the Administrator) shall refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Fund s Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

     (g) The Fund hereby certifies that the Fund is lawfully eligible for sale in each jurisdiction indicated for the Fund on the list furnished to the Administrator as of the date of this Agreement.

     (h) The Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Fund s reasonable request, the Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder.

3.  Fees; Delegation; Expenses

     (a) In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Administrator a fee, computed daily and payable monthly based on monthly net assets, plus out-of-pocket expenses, each as provided in Schedule B hereto. In addition, to the extent that the Administrator corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, the Administrator shall be entitled to additional fees as provided in Schedule B. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to by the parties from time to time. The parties may amend this Agreement to include mutually agreed upon fees for any additional services requested by the Fund or enhancements to current services.

     (b) For the purpose of determining fees payable to the Administrator, net asset value shall be computed in accordance with the Fund s Prospectus and resolutions of the Fund s Board of Directors. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

     (c) The Administrator will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein. The Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and Directors; Securities and Exchange Commission (the Commission) fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current shareholders; preparation, typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund s shareholders and Directors; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of prospectuses for persons who are not shareholders of the Fund, will be borne by the Fund s investment adviser, except for such expenses permitted to be paid by the Fund under a distribution plan adopted in accordance with applicable laws. The Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Fund.

     (d) Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis. The Fund agrees to pay all fees within thirty days of receipt of each invoice. The Administrator retains the right to charge interest in the amount of one and one half percent (1 1/2%) per month on any amounts that remain unpaid beyond such thirty day period.

4.  Proprietary and Confidential Information

     The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund s shareholders, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, the Administrator will notify the Fund promptly of such request or demand and endeavor to secure instructions from a representative of the Fund as to such inspection. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to the date hereof, shall not be subject to this paragraph.

     The Administrator acknowledges that the Fund s non-public information, including but not limited to portfolio holdings information (Non-public Information) is the confidential property of the Fund. The Administrator agrees that during the term of this Agreement, it shall maintain policies reasonably designed to prohibit the dissemination or use of the Non-public Information by the Administrator or its employees, affiliates, subsidiaries, parent, officers, directors, advisors and contractors (Representatives), except as provided in this Agreement. In any event, neither the Administrator nor its Representatives shall engage in securities transactions based on Non-public Information or knowledge of the Fund s trading position or plans.

5.  Limitation of Liability

     (a) The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from the Administrator s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, the Administrator shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by the Administrator from an officer or representative of the Fund, or from a representative of any of the parties referenced in Section 2, (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Fund s investment adviser(s) or representatives of the Fund, or (iii) any action taken or omission by the Fund, investment adviser(s) or any past or current service provider other than the Administrator s affiliates, except to the extent such action or omission by the Fund resulted from the Administrator s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by the Administrator of its obligations under this Agreement.

     (b) Notwithstanding the foregoing or any other provision of this agreement, the Administrator assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by a Force Majeure Event or by an event beyond its reasonable control with respect to computer or equipment failures. A Force Majeure Event is an act of civil or military authority, an act of God or war, terrorism, civil disorder or disturbance, riot, labor dispute, or an act or omission of another party. In the event of a Force Majeure Event or an event beyond its reasonable control with respect to computer or equipment failures, the Administrator shall follow applicable procedures in its disaster recovery and business continuity plan and use commercially reasonable efforts to minimize any service interruption.

     (c) The Fund agrees to indemnify and hold harmless the Administrator, its employees, agents, officers, directors, affiliates and nominees (collectively, the Administrator Indemnified Parties) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (a Claim, and collectively Claims) which may be asserted against or incurred by any Administrator Indemnified Party or for which any Administrator Indemnified Party may be held liable arising out of or in any way relating to (i) the Administrator s actions or omissions except to the extent a Claim resulted from the Administrator s willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) the Administrator s reliance on, implementation of or use of (without investigation or verification) advice, instructions, requests, directions, information, data, records and documents received by the Administrator from any party referenced in Section 2 hereof or other representative of the Fund, or (iii) any action taken by or omission of the Fund, investment adviser(s) or any past or current service provider other than the Administrator s affiliates.

     (d) The Administrator agrees to indemnify and hold harmless the Fund, its employees, agents, officers, directors, affiliates and nominees (collectively, the Fund Indemnified Parties) from and against any and all Claims arising out of or in any way relating to the Administrator s willful misfeasance, bad faith, or negligence in the performance of its duties, or reckless disregard of its obligations and duties as set forth in the Agreement.

6.  Term

     (a) This Agreement shall become effective as of the date this Agreement is executed. This Agreement shall continue in effect until terminated as provided herein. Either party may terminate this Agreement at any time by giving the other party a written notice not less than sixty (60) days prior to the date the termination is to be effective.

     (b) The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Administrator and the Fund. This Agreement may not be transferred or assigned by either party without the written consent of the other party, except that, with respect to the Administrator, a transfer or assignment shall not be deemed to have occurred if the Administrator transfers or assigns the Agreement in connection with a transaction that does not result in a change of actual control or management of the Administrator (a Permitted Assignment).
The Administrator agrees to provide to the Fund written notice of any Permitted Assignment promptly.

     (c) Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of the Fund, the Administrator shall deliver the records of the Fund, in a form that is consistent with the Administrator s applicable license agreements, to the Fund or person(s) designated by the Fund at the Fund s cost and expense, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting and administrative services agent, including all reasonable trailing expenses incurred by the Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Fund, and the Fund requests the Administrator to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree.

7.  Non-Exclusivity

     The services of the Administrator rendered to the Fund are not deemed to be exclusive. The Administrator may render such services and any other services to others, including other investment companies. The Fund recognizes that from time to time directors, officers and employees of the Administrator may serve as trustees, directors, officers and employees of other entities (including other investment companies), and that the Administrator or its affiliates may enter into other agreements with such other entities.

8.  Governing Law; Invalidity

     This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9.  Notices

     Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows: Notice to the Administrator shall be sent to UMB Fund Services, Inc., 803 West Michigan Street, Suite A, Milwaukee, WI, 53233, Attention: Peter J. Hammond, with a copy to General Counsel, and notice to the Fund shall be sent to Aegis Value Fund, Inc., 1100 North Glebe Road, Suite 1040, Arlington, VA 22201, Attention: President.

10.  Entire Agreement

     This Agreement, together with the Schedules attached hereto, constitutes the entire Agreement of the parties hereto.

11.   Miscellaneous

    (a) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

    (b) The Fund hereby grants to the Administrator the limited power of attorney on behalf of the Fund to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement.

    (c) The Administrator shall maintain an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon request of the Fund, the Administrator shall provide evidence that coverage is in place.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.


     AEGIS VALUE FUND, INC.
     (the Fund)

     By: /s/ William S. Berno
        ____________________________________________
          President


     UMB FUND SERVICES, INC.
     (Administrator)


     By: /s/ Constance Dye Shannon
        ____________________________________________
          Senior Vice President






Schedule A to the Administration and Fund Accounting Agreement by and between Aegis Value Fund, Inc. and UMB Fund Services, Inc.


SERVICES

Subject to the direction and control of the Fund s Board of Directors and utilizing information provided by the Fund and its agents, the Administrator will:

* provide office space, facilities, equipment and personnel to carry out its services hereunder;

* compile data for and prepare with respect to the Fund timely Notices to the Commission required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR;

* prepare and review the financial statement for the Fund s Annual and Semi-Annual Reports included in Form N-CSR as required under the Sarbanes-Oxley Act; assist in compiling exhibits and disclosures for Form N-CSR as requested by the Fund s investment adviser;

* assist in preparation of and coordination of the Fund s annual audit by the Fund s auditors and other regulatory examinations as requested by the Fund s investment adviser;

* prepare and review Form N-Q; assist with filing Form N-PX;

* assist in the preparation for execution by the Fund s officers and file all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Fund s custodian or transfer agent, subject to the review and approval of the Fund and the Fund s independent accountants;

* prepare the financial statements of the Fund for the Annual and Semi-Annual Reports required pursuant to Section 30(d) under the 1940 Act, subject to the review and approval of the Fund and the Fund s independent accountants;

* provide financial and Fund performance information for inclusion in the Registration Statement for the Fund (on Form N-1A or any replacement therefore) and any amendments thereto, subject to the review of Fund counsel;

* determine and periodically monitor the Fund s income and expense accruals and cause all appropriate expenses to be paid from Fund assets on proper authorization from the Fund;

* calculate income factors and daily net asset values of the Fund (i) in accordance with the Fund s operating documents as provided to the Administrator, and (ii) based on security valuations provided by the Fund, the Fund s investment adviser, and pricing service(s), as provided herein;

* maintain all general ledger accounts and related subledgers;

* assist in the acquisition of the Fund s fidelity bond required by the 1940 Act, monitor the amount of the bond and make the necessary Commission filings related thereto;

* from time to time as agreed upon by the parties, check the Fund s compliance with the policies and limitations of the Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information and monitor the Fund s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (but these functions shall not relieve the Fund s investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance);

* maintain and keep current, and/or coordinate with the other Fund s service providers the maintenance of, the Fund s accounts, books and other documents required pursuant to Rule 31a-1(a) and (b) under the 1940 Act;

* prepare and file state securities qualification/notice compliance filings, with the advice of the Fund s legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amounts of Shares to initially and subsequently qualify and the warning threshold to be maintained;

* develop with legal counsel and the secretary of the Fund an agenda for each board meeting and, if requested by the Directors, attend board meetings and prepare minutes; coordinate compilation and mailing of board materials;

* prepare Form 1099s for Directors and other fund vendors;

* calculate dividend and capital gains distributions of the Fund subject to review and approval by the Fund and its independent accountants;

* calculate Fund total returns, distribution yields and weighted average maturity; and

* generally assist in the Fund s administrative operations as mutually agreed to by the parties.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent the Administrator agrees to take such actions, those actions taken shall be deemed part of the Schedule A.



Schedule B to the Administration and Fund Accounting Agreement by and between Aegis Value Fund, Inc. and UMB Fund Services, Inc.

Fund Administration, Accounting, Custody &
Transfer Agent and Investor Services Fees


Annual Asset-Based Fee+
* On the first $300 Million in assets                   10.0 basis points, and
* On assets between $300 Million and $800 Million        8.0 basis points, and
* On assets between $800 Million and $1.3 Billion        6.0 basis points, and
* On assets over $1.3 Billion                            4.0 basis points

Minimum Annual Fee+

$40,000 minimum annual asset-based fee for the Fund.
The annual asset-based fee assessed does not include any optional services, out-of-pocket and other related expenses as detailed in this schedule, or which may be agreed to in writing by both parties in a subsequent document.
_________________________
+ During the period when the Administration and Fund Accounting and Custody Agreement are effective, pending the conversion of the transfer agency function, the fees for services shall be discounted 50% (except for out-of-pocket expenses).

Out-of-Pocket and Other Related Expenses

Fund Administration & Accounting out-of-pocket expenses include, but are not limited to, EDGAR filing fees, research-related fees and expenses, NASDAQ fees, express delivery charges and travel on behalf of fund business. Other related expenses include pricing of portfolio securities.

*Transfer Agent and Investor Services out-of-pocket expenses include, but are not limited to, statement paper, check stock, envelopes, tax forms, retirement plan documents, postage and direct delivery charges, 22c-2 fees, telephone and long distance charges, NSCC participant charges, customer identity-check fees, P.O. box rental, year-end programming, tape/disc/inventory/record storage, toll-free number and bank account service fees.

Custody out-of-pocket expenses include, but are not limited to, security transfer fees, certificate fees, shipping/courier fees or charges, Euroclear or global custody processing fees or charges, wire transfer and check issuance charges, FDIC insurance premiums, legal review/processing of restricted and private placement securities, and options/futures processing.

*UMBFS will pay all fees and charges associated with the transfer agency conversion except for out-of-pocket expenses. However, in the event the Fund terminates the Transfer Agency Agreement within 5 years of its effective date, the Fund shall pay the following:

     Year 1: 100% of conversion costs
     Year 2: 80% of conversion costs
     Year 3: 60% of conversion costs
     Year 4: 40% of conversion costs
     Year 5: 20% of conversion costs

Transfer Agent and Investor Services Optional Services

Voice Response Unit (VRU):
      Initial set-up fee                                           $3,000
      Maintenance fee, annual                                      $1,800
      per call, each                                            $.40 per call

Advanced Reporting Solutions (ARS), annual (includes one license)  $3,500
      Costs of Additional ARS licenses:
      Additional interactive user license (per license per year)   $1,000
      Analyst named user license (per license per year)            $2,500

Shareholder Browser on-line services:
      Initial set-up fee                                           $5,000
      Maintenance fee, annual                                      $2,500
      per inquiry, each                                      $.15 per inquiry
      New account set-up, one-time                          $1.60 per account
      per transaction/account maintenance, each          $.50 per transaction

Web-based document mailings:
      Initial set-up fee                                           $1,500
      per shareholder, per mailing                              $.10 each

Provide files to Vision or Advisor Central,
      per service, per month                                         $600

Escheatment filing (per state)                                     $50.00

Additional fees of $150 per hour or as quoted may apply for custom programming to meet specialized servicing requirements.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.